Exhibit 99.1

Cedar Creek Holdings, Inc.
and subsidiaries

Consolidated Financial Statements
December 31, 2017 and December 31, 2016

Cedar Creek Holdings, Inc.
and subsidiaries

Consolidated Financial Statements
Fiscal Years Ended December 31, 2017 and December 31, 2016

Report of Independent Auditors

To the Board of Directors and Management of Cedar Creek Holdings, Inc.

We have audited the accompanying consolidated financial statements of Cedar Creek Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of operations, of changes in stockholders’ equity, and of cash flows for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cedar Creek Holdings, Inc. and its subsidiaries as of December 31, 2017 and 2016 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma
May 30, 2018

Cedar Creek Holdings, Inc. and subsidiaries
Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
	(In thousands, except share data)
Assets
Current assets
Cash	$30	$21
Accounts receivable, net of allowance of $682 and $611, respectively	108,257	98,455
Inventories	125,409	137,672
Prepaid lumber purchases	12,717	13,446
Other current assets	7,158	7,810
Total current assets	253,571	257,404
Non-current assets:
Property and equipment, net	70,506	77,434
Goodwill	25,446	25,446
Intangible assets, net	1,532	2,245
Deferred debt issuance costs, net	458	769
Other non-current assets	2,546	2,855
Total assets	$354,059	$366,153

Liabilities and Stockholders’ Equity
Current liabilities
Revolving line-of-credit	$128,523	$154,415
Current portion - capital lease obligations	6,812	6,666
Accounts payable	15,399	18,106
Accrued liabilities	15,750	14,031
Other current liabilities	7,974	12,029
Total current liabilities	174,458	205,247
Non-current liabilities
Deferred tax liability	7,243	10,725
Long-term capital lease obligations	38,657	42,535
Subordinated unsecured notes - related parties	13,075	10,964
Other non-current liabilities	1,549	1,680
Total liabilities	234,982	271,151

Commitments and Contingencies (Note 7)

Stockholders’ equity:
Common stock, $0.001 par value, Authorized - 6,000,000 shares, Issued and Outstanding - 3,836,942 and 3,852,824 at December 31, 2017 and December 31, 2016, respectively.	2	3
Preferred Stock Series A - $0.001 par value, Authorized - 5,000,000 shares, Issued and Outstanding - 3,530,706 as of both 2017 and 2016. (Liquidation preference - entitled to $0.001 par value, the originally invested preferred stock amounts, and all accrued and unpaid preferred stock 8% cumulative dividends)	4	4
Preferred Stock Series B - $0.001 par value, 10,000 Authorized, Issued, and Outstanding as of both 2017 and 2016. (Liquidation preference - entitled to $0.001 par value, the originally invested preferred stock amounts, and all accrued and unpaid preferred stock 10% cumulative dividends)	—	—
Additional paid-in capital	45,641	45,619
Retained earnings	73,430	49,376
Total stockholders’ equity	119,077	95,002
Total liabilities and stockholders’ equity	$354,059	$366,153
The accompanying notes are an integral part of the consolidated financial statements.

Cedar Creek Holdings, Inc. and subsidiaries
Consolidated Statements of Operations

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
	(In thousands)
Net sales	$1,420,388	$1,202,486
Cost of goods sold, exclusive of depreciation and amortization	1,228,898	1,041,421
Operating expenses:
Selling, general, and administrative expenses	131,270	117,250
Rent expense - related parties	2,400	2,300
Depreciation and amortization	14,050	11,862
Transaction costs	1,070	2,514
Total operating expenses	148,790	133,926
Operating income	42,700	27,139
Other (income) expense
Interest expense	8,152	6,148
Interest expense - related parties	2,100	1,000
Other (income) expenses	11	(29)
Total other expense	10,263	7,119
Income before income taxes	32,437	20,020
Income tax expense	8,381	7,562
Net income	$24,056	$12,458
The accompanying notes are an integral part of the consolidated financial statements.

Cedar Creek Holdings, Inc. and subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity

	Common stock		Preferred stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
	(In thousands)
Balance at December 31, 2015	3,853	$3	3,541	$4	$45,573	$36,918	$82,498
Net income	—	—	—	—	—	12,458	12,458
Stock-based compensation	—	—	—	—	46	—	46
Balance at December 31, 2016	3,853	$3	3,541	$4	$45,619	$49,376	$95,002
Net income	—	—	—	—	—	24,056	24,056
Repurchase of common stock	(16)	(1)	—	—	—	—	(1)
Stock-based compensation	—	—	—	—	22	—	22
Other	—	—	—	—	—	(2)	(2)
Balance at December 31, 2017	3,837	$2	3,541	$4	$45,641	$73,430	$119,077
The accompanying notes are an integral part of the consolidated financial statements.

Cedar Creek Holdings, Inc. and subsidiaries
Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
	(In thousands)
Cash flows from operating activities
Net income	$24,056	$12,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,050	11,862
In-kind interest expense	2,111	964
Deferred income taxes	(3,484)	(618)
Other	146	166
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable	(9,932)	(7,996)
Inventories	12,263	(13,821)
Prepaid expenses	860	(2,793)
Accounts payable	(2,708)	1,488
Accrued liabilities	1,704	3,867
Other assets and liabilities	791	(3,682)
Net cash provided by operating activities	39,857	1,895

Cash flows from investing activities
Payments for acquisitions	—	(80,519)
Purchases of property and equipment	(2,521)	(3,664)
Proceeds from sales of property and equipment	421	2,365
Net cash used in investing activities	(2,100)	(81,818)

Cash flows from financing activities
Borrowings on revolving line-of-credit	1,443,787	1,327,759
Repayments on revolving line-of-credit	(1,469,681)	(1,253,941)
Issuance of subordinated unsecured notes	—	10,000
Increase (decrease) in overdrafts	(4,158)	2,190
Payments on capital lease obligations	(7,696)	(5,652)
Other	(2)	(437)
Net cash provided (used in) by financing activities	(37,748)	79,919

Net cash increase (decrease) for the year	9	(4)
Cash, beginning of year	21	25
Cash, end of year	$30	$21

Interest paid during the period	$7,984	$6,812
Income tax payments (refunds), net	$11,421	$9,929
The accompanying notes are an integral part of the consolidated financial statements.

Cedar Creek Holdings, Inc.
and subsidiaries

Notes to Consolidated Financial Statements
1. Summary of Significant Accounting Policies
Basis of Presentation
Cedar Creek Holdings, Inc. and subsidiaries (the “Company”), is a wholesale distributor of lumber and manufactured wood products in the United States. The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Use of Estimates
We are required to make estimates and assumptions when preparing our consolidated financial statements in conformity with US GAAP. These estimates and assumptions affect the amounts reported in our consolidated financial statements and the accompanying notes. Actual results could differ materially from those estimates.

Recently Issued Accounting Pronouncements
Revenue. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which provides a single, comprehensive revenue recognition model for all contracts with customers based on amounts the entity expects to be entitled to in exchange for the transfer of goods or services. Several related ASUs were subsequently issued to clarify certain implementation aspects, and also deferring the effective date of the standard to annual reporting periods beginning after December 15, 2017 for public entities, with an additional year of deferral for private entities. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. Early adoption is permitted; however, the Company plans to adopt as of the effective date of the standard. The Company is in the process of assessing the overall impact of adopting this guidance on its financial position, results of operations, and cash flows.
Leases. In February 2016, the FASB issued ASU 2016-02, “Leases.” Under this guidance, lessees will need to recognize virtually all leases on the balance sheet by recording a right-of-use asset and a lease liability. The standard is effective for annual reporting periods beginning after December 15, 2018 for public entities, with an additional year deferral period for private entities. Although early adoption is permitted, we plan to adopt this accounting standard on January 1, 2019. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of assessing the overall impact of adopting this guidance on its financial position, results of operations, and cash flows.
The Securities and Exchange Commission (“SEC”) provided specific guidance for public business entities that otherwise would not meet the definition of a public business entity except for inclusion of its financial statements in another entity’s filing with the SEC to apply the new revenue and leases standards using the effective dates applicable to private companies.
Recently Adopted Accounting Pronouncements
Inventory. In July 2015, the FASB issued ASU 2015-11, “Inventory.” The ASU requires the entities that measure inventory using methods including the average cost method to measure inventory at the lower of cost and net realizable value. We adopted the provisions of this accounting standard in the first quarter of 2017, upon its effective date, and there were no adjustments resulting from our adoption of the provisions of this accounting standard.

Significant Accounting Policies
Accounts Receivable
Accounts receivable are stated at net realizable value, do not bear interest, and consist of amounts owed for orders shipped to customers. Management establishes an overall credit policy for sales to customers. The allowance for doubtful accounts is determined based on a number of factors including specific customer account reviews, historical loss experience, current economic trends, and the creditworthiness of customers, based on ongoing credit evaluations.

Inventory
Inventory is stated at the lower of cost (using the weighted average cost method) and net realizable value, which also considers allowances for estimated excess, damaged, and obsolete inventories.

Property and Equipment
Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets. The Company charges the costs of repairs and maintenance to operations as incurred and capitalizes the costs of replacements, renewals, and betterments.

Goodwill and Other Intangible Assets
Approximately 85% of the goodwill and other intangible assets on our Consolidated Balance Sheets was recorded in fiscal 2016, with the two acquisitions described further in Note 2.

Goodwill is evaluated for impairment annually or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. In testing goodwill for impairment, we may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If our qualitative assessment indicates that goodwill impairment is more likely than not, we perform a two-step impairment test. We test goodwill for impairment under the two-step impairment test by first comparing the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value or qualitative factors indicate that it is more likely than not that goodwill is impaired, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. We estimate the fair value of the reporting units using discounted cash flows. Forecasts of future cash flows are based on our best estimate of future net sales and operating expenses, based primarily on expected pricing, market and general economic conditions.
We completed the required annual testing of goodwill for impairment for the years ended December 31, 2017 and December 31, 2016, and determined that goodwill was not impaired.
Other intangible assets consist of customer relationships, trade names, and non-compete agreements. These other intangible assets are amortized over their estimated useful lives based on the expected pattern of economic benefit of the intangible assets under the income approach. Amortization expense for the years ended December 31, 2017 and December 31, 2016 was $0.7 million and $0.9 million, respectively. Planned future amortization expense over the succeeding five years is immaterial in each year.

Revenue Recognition
The Company recognizes revenue from sales of product when the customer has legal ownership of the product, along with the risks and rewards thereof; which is generally when the product is delivered and when collection is reasonably assured. Estimates for allowances, discounts, and returns are recorded in the period of the related sale. During the years ended December 31, 2017 and December 31, 2016, the Company recorded sales discounts of $7.3 million and $6.0 million, respectively, which reduced revenues in these periods.

The Company recognizes revenue from the sales and construction of steel buildings based on a percentage of the total contract completed on the last day of the reporting period.
Shipping and Handling Costs
The Company expenses the cost of transporting products to its customers. These costs were $31.9 million and $28.0 million for the years ended December 31, 2017 and December 31, 2016, respectively, and are included within selling, general, and administrative expenses in the Consolidated Statements of Operations.

Income Taxes
We recognize deferred tax assets and liabilities based on the tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by current enacted tax rates. All deferred tax assets and liabilities are classified as noncurrent in our consolidated balance sheets in accordance with ASU 2015-17. We adopted the provisions of ASU 2015-17 prospectively on January 1, 2016. A valuation allowance would be recorded to reduce deferred tax assets when necessary. For additional information about our income taxes, see Note 10, “Income Taxes.”
2. Acquisitions
The Company acquired two businesses during 2016, as described in detail, below. For each of these transactions, in accordance with the applicable accounting guidance, the total purchase price of the transaction was recorded based on the estimated fair values of the assets acquired and liabilities assumed.
The following table summarizes the allocation of the purchase price of each entity to the assets acquired and liabilities assumed for each entity:

	Universal Building Specialties, Inc.	Lake States Lumber, Inc.
	(In thousands)
Accounts and notes receivable	$1,337	$14,546
Inventory	3,106	33,986
Prepaid expenses	10	1,318
Other assets	—	493
Property and equipment	856	16,124
Lease obligations	(113)	(7,300)
Accounts payable	(462)	(4,189)
Accrued liabilities	(492)	(931)
Goodwill	8,808	12,553
Total purchase price	$13,050	$66,600
Universal Building Specialties, Inc.
On May 6, 2016, the Company acquired certain assets of Universal Building Specialties, Inc., located in Auburndale, Florida, for $13.0 million in cash and assumed liabilities of $1.1 million. The Company incurred immaterial transaction costs related to the acquisition that were recorded to expense during 2016. The acquisition was funded through borrowings under the Company’s revolving line-of-credit.
The excess of the purchase price over the net fair value of $8.8 million was recorded as goodwill, which is primarily related to the synergies of the combined companies and sales growth in new markets.
Lake States Lumber, Inc.
On June 24, 2016, the Company acquired the outstanding stock of Lake States Lumber, Inc., located in Sparta, Wisconsin, for $66.6 million in cash and assumed liabilities of $12.4 million. The Company incurred $1.3 million in transaction costs related to the acquisition that were recorded to expense during 2016. The acquisition was funded through borrowings under the Company’s revolving line-of-credit and the issuance of $10.0 million in subordinated unsecured notes to certain Company stockholders (see Note 12).
The excess of the purchase price over the net fair value of $12.6 million was recorded as goodwill, which is primarily related to the synergies of the combined companies and sales growth in new markets.
Pro Forma Financial Information - 2016 Acquisition Activity (unaudited)
The acquired companies were consolidated into our financial statements starting on their respective acquisition dates. The aggregate net sales and net loss, respectively, of Lakes States Lumber consolidated into our financial statements since the date of acquisition was $88.3 million and ($1.7) million for the year ended December 31, 2016. The aggregate net sales and net loss, respectively, of Universal Building Specialties consolidated into our financial statements since the respective date of acquisition was $12.7 million and ($0.3) million for the year ended December 31, 2016.

The following financial information presents our results as if the acquisitions during the year ended December 31, 2016 had occurred on January 1, 2016 (thousands):

Twelve months ended December 31, 2016
Net sales	$1,297,201
Net income	$14,539

These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the acquisitions actually occurred on January 1, 2015 and are not necessarily indicative of our consolidated results of operations in future periods. The pro forma results include adjustments related to purchase accounting, primarily interest expense related to additional proceeds from the revolving line-of-credit and the subordinated unsecured notes used in connection with the acquisition of Lake States Lumber, and depreciation of property and equipment.

3. Property and Equipment, net
Property and equipment as of December 31, 2017 and December 31, 2016 consisted of the following:

	December 31, 2017	December 31, 2016
	(in thousands)
Buildings and improvements	$40,120	$40,049
Transportation equipment	40,433	36,972
Machinery and equipment	32,674	31,317
Furniture and fixtures	3,503	3,001
Total cost	116,730	111,339
Accumulated depreciation	(46,224)	(33,905)
Property and equipment, net	$70,506	$77,434
4. Accrued Liabilities
Accrued liabilities as of December 31, 2017 and December 31, 2016 consisted of the following:

	December 31, 2017	December 31, 2016
	(in thousands)
Payroll and payroll taxes	$7,250	$7,030
Customer rebates and co-op funds	2,586	2,237
Leases, fuel, and maintenance	1,527	499
Other	4,387	4,265
Total	$15,750	$14,031
5. Debt
Our revolving line-of-credit facility (the “Credit Agreement”), issued by Bank of America, N.A., provides for a revolving line-of-credit with available borrowing up to $275.0 million, including a maximum $22.5 million swingline; a $20.0 million First-in, Last-out tranche (FILO); and an unused $50.0 million accordion and an undrawn $10.0 million letter of credit subline. The Credit Agreement matures on June 13, 2019, with the exception of the FILO tranche, which matures on June 24, 2018. The Credit Agreement is collateralized by all business assets of the Company. The Company is required to maintain a fixed charge coverage ratio of at least 1.10 to 1.00, and to maintain a lockbox account and remit daily cash receipts to reduce the outstanding amount under the Credit Agreement. Accordingly, all outstanding borrowings under the Credit Agreement are classified as current on the Consolidated Balance Sheets.
Of the amounts drawn on the Credit Agreement as of December 31, 2017 and December 31, 2016, the amounts of $13.8 million and $17.9 million were attributable to the swingline, and the full availability of the FILO tranche was drawn at each date.
Interest on the Credit Agreement, exclusive of the swingline, is generally calculated using an election of the thirty-day, sixty-day, or ninety-day LIBOR plus the applicable margin based on the Company’s fixed charge coverage ratio. If a LIBOR is not elected, the Prime Rate plus the applicable margin applies. The swingline bears interest calculated on the one-month LIBOR plus the applicable margin. Interest on the Credit Agreement is paid monthly, and no principal payments are required until maturity, although prepayments are permitted. As of December 31, 2017, the weighted average interest rate applicable to the outstanding balance of the Credit Agreement was 3.34%.
As of December 31, 2017 and 2016, the Company had outstanding borrowings of $128.5 million and $154.4 million, respectively, and excess availability of $53.7 million and $33.7 million, respectively, under the Credit Agreement, calculated in accordance with the borrowing base formula, which includes eligible inventory and certain accounts receivable.
See Note 12 for information regarding certain debt (subordinated unsecured notes) owed to related parties. See Note 13 for the subsequent payment in full of the Credit Agreement.

6. Leases
Operating leases
The Company leases real property, handling equipment, and office equipment under long-term non-cancelable operating leases. Our real property operating leases have customary extension options and may have escalation clauses. Our real estate leases also often provide for the payment of other costs such as property taxes, insurance, and common area maintenance, which are not included in rental expense or the future minimum lease payments set forth, below. Total rent expense for the year ended December 31, 2017 totaled $17.4 million, of which $2.4 million was paid to related parties. Total rent expense for the year ended December 31, 2016, was $14.2 million, of which $2.3 million was paid to related parties.
See Note 12 for additional details regarding property leased from related parties.
Future minimum operating lease payments are comprised of the following:

	Third party	Related party	Total
	(in thousands)
2018	$14,765	$2,412	$17,177
2019	13,035	2,412	15,447
2020	11,723	1,044	12,767
2021	9,146	203	9,349
2022	7,249	203	7,452
Thereafter	24,145	76	24,221
Total	$80,063	$6,350	$86,413
Capital leases
The Company leases equipment and other property through various agreements as capital lease obligations. During 2017 and 2016, the Company entered into new capital lease obligations totaling $4.0 million and $19.4 million, respectively. As of December 31, 2017 and December 31, 2016, the total capitalized cost of capital lease assets was $67.5 million and $64.5 million, respectively; and the net book value of capital lease assets was $41.9 million and $46.4 million, respectively.
Future lease payments related to capital leases are as follows:

(In thousands)
2018	$9,146
2019	7,839
2020	6,913
2021	5,397
2022	4,728
Thereafter	19,546
Total future minimum lease payments	53,569
Less: interest	(8,100)
Total capital lease obligation	45,469
Less: current portion	(6,812)
Long-term capital lease obligations	$38,657

7. Commitments and Contingencies
From time to time, we are involved in various legal proceedings incidental to our business, and we are subject to a variety of laws and regulations in all jurisdictions in which we operate. Although the ultimate outcome of any legal proceeding cannot be determined with certainty, based on currently available information, management believes that adequate reserves have been established for any probable losses with respect thereto. We do not believe that any ultimate outcome of legal proceedings known to us would be material to our results in any given year, and would not have a material adverse effect on our long-term financial condition, our results of operations, or our cash flows.
8. Employee Benefits
Our employees are eligible to participate in a defined contribution plan (“401(k) plan”). Employer contributions to the plan are based on a matching percentage of employee contributions. Employer contributions to the 401(k) plan were $1.2 million and $0.9 million, for the years ended December 31, 2017 and December 31, 2016, respectively.
9. Concentrations
During the years ended December 31, 2017 and December 31, 2016, the Company purchased approximately 20% and 19%, respectively, of its lumber purchases through a single vendor.
10. Income Taxes
Our provision for income taxes consisted of the following:

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
	(In thousands)
Federal income taxes
Current	$10,353	$7,209
Deferred	(3,556)	(591)
State income taxes
Current	1,512	971
Deferred	72	(27)
Provision for income taxes	$8,381	$7,562
The federal statutory income tax rate was 35%. Our provision for income taxes is reconciled to the federal statutory amount as follows:

	For the Year Ended December 31, 2017		For the Year Ended December 31, 2016
	($ in thousands)
Income before taxes	32,437		20,020
Federal tax at statutory rate	11,353	35.0%	7,007	35.0%
State income taxes	1,186	3.7%	488	2.4%
Tax Cuts and Jobs Act of 2017	(3,958)	(12.2)%	—	—%
Other	(200)	(0.6)%	67	0.3%
Provision for income taxes	$8,381		$7,562
Net deferred tax liabilities consisted of the following components:

	December 31, 2017	December 31, 2016
	(In thousands)
Allowance for doubtful accounts	$192	$263
Inventory capitalization	470	581
Accrued bonuses	6	109
Stock-based compensation	64	43
Other	25	—
Non-current deferred tax assets	$757	$996

Prepaid expenses	$136	$295
Property and equipment	6,923	10,426
Intangibles	941	1,000
Non-current deferred tax liabilities	$8,000	$11,721

Total net deferred tax liabilities	$7,243	$10,725
The net deferred tax liability of the Company arose from ongoing differences in the financial and tax reporting of certain expenses associated with the operations of the Company.
On December 22, 2017, the U.S. government enacted tax legislation commonly known as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The Tax Act provides for significant changes to tax law for tax years beginning after December 31, 2017, including, but not limited to, the reduction of the U.S. federal corporate income tax rate from 35% to 21%, repeal of the corporate alternative minimum tax (“AMT”), and additional limitations on the deductibility of interest expense and executive compensation.
On December 22, 2017, Staff Accounting Bulletin No. 118 was issued by the Securities and Exchange Commission, which allows companies to record provisional amounts to reflect the income tax effects for the Tax Act during a measurement period that does not extend beyond one year from the enactment date. The provisional amount includes the re-measurement of our deferred tax balances as of the enactment date of the Tax Act, based on the rates at which the balances are expected to reverse in the future. We are still evaluating the effects of the new executive compensation provisions under Internal Revenue Code Section 162(m) and awaiting additional guidance to be issued. However, based on our current analysis, the income tax effect would be immaterial to our financial statements.
We file United States federal and state income tax returns in jurisdictions with varying statutes of limitations. The 2014 through 2017 tax years generally remain subject to examination by federal and most state tax authorities. The Company does not have any net operating loss carryforwards, tax credit carryforwards, or uncertain tax positions.
11. Stockholders’ Equity and Share-based Compensation
Stockholders’ Equity
Preferred Stock
The Company’s Board of Directors has authorized 5,000,000 Series A Preferred Stock shares, par value $.001 per share (“Series A”), which do not have voting rights. The Company has also issued 10,000 Series B Preferred Stock shares, par value $.001 per share (“Series B”), which do not have voting rights. Together, these shares are referred to as the “Preferred Stock.”
The Preferred Stock holders are entitled to receive, if and when declared by the Company’s Board of Directors or upon a liquidation event, 8% per annum (in the case of Series A), or 10% per annum (in the case of Series B), preferred stock dividends, that are cumulative and accrue daily in arrears, whether or not declared, and are compounded quarterly. These preferred stock dividends are payable in cash or additional Preferred Stock at the option of the Company. These cumulative dividends will not be recorded until declared, and redemption of the Preferred Stock becomes both probable and estimable, which would include quarterly compounded dividends. Subsequent to December 31, 2017, cumulative dividends were declared, and the Preferred Stock was subsequently redeemed, as described in Note 13.
Upon certain transaction events in which a majority of the Company’s voting power is transferred to other parties, such as mergers, acquisitions, sale of the Company or change in control, Preferred Stock holders, voting as a majority, have the right to cause the Company to redeem all or any portion of the Preferred Stock at their option, in cash, based on a mutually determined fair market value of the Preferred Stock or to otherwise participate on a pro rata basis in the transaction.
Upon liquidation of the Company, each Series A Preferred Stock holder shall be entitled to be paid in cash prior to any common stock distributions, $9.90 per share and the remaining value of the Series A Preferred Stock including all accrued and unpaid dividends, whether or not declared.
Upon liquidation of the Company, each Series B Preferred Stockholder shall be entitled to be paid in cash prior to any common stock distributions and Series A Preferred Stock distributions, $1,000 per share and the remaining value of the Series B Preferred Stock including all accrued and unpaid dividends, whether or not declared.
As of December 31, 2017 and December 31, 2016 unrecorded cumulative Preferred Stock dividends were as follows:

	December 31, 2017	December 31, 2016
	(in thousands)
Series A	$28,918	$24,051
Series B	4,202	2,866
Total	$33,120	$26,917
See Note 13 for the amounts paid subsequently upon the sale of the Company.

Share-based Compensation
Phantom Equity
The Company previously issued 600,000 phantom shares of both common stock and Series A Preferred Stock to three former stockholders. As these phantom equity shares (“Phantom Equity”) were granted to former stockholders and require no service conditions to be met, they are accounted for as liability awards. The Phantom Equity shares will vest upon the achievement of certain performance conditions, such as the sale of the Company.
The Phantom Equity shares have no rights of a stockholder in their respective classes of stock, except that in the event of an equity distribution to stockholders of the Company or the sale of the Company, the Phantom Equity holders may participate in those equity distributions, if their pro rata share of any such distribution is greater than $2.0 million, plus 18% per annum, less any Phantom Equity payments previously made.
No compensation expense was recognized in 2017 or 2016, as at that time, achievement of the performance conditions was considered neither probable nor estimable. Achievement of the performance conditions was met subsequent to December 31, 2017, upon which the Phantom Equity shares vested fully and their value was subsequently paid in cash upon the sale of the Company as described in Note 13.
Performance Shares
The Company had previously granted approximately 705,182 performance shares to certain officers and employees of the Company, which do not vest until certain performance conditions are achieved such as the Company being sold or significant equity distributions made to the Company’s owners. Furthermore, some of these performance shares may also include an additional service provision, which may be waived upon a change-in-control event.
No compensation expense was recognized in 2017 or 2016, as at that time, achievement of the performance conditions was considered neither probable nor estimable. Achievement of the performance conditions was met subsequent to December 31, 2017, upon which the performance shares vested fully and their value was subsequently paid in cash upon the sale of the Company as described in Note 13.
Stock Options
As of each December 21, 2017 and December 31, 2016, stock options of 67,785 that had previously been granted to certain officers and employees of the Company were fully vested, outstanding, and exercisable. Compensation expense recognized during 2017 and 2016 was immaterial, and remaining outstanding compensation expense at each of December 31, 2017 and December 31, 2016 was immaterial.
The stock options were exercised upon the sale of the Company as described in Note 13.
12. Related Party Transactions
Management fee
The Company pays a total of $0.2 million per year to its majority stockholder, with payments on a quarterly basis throughout the year.
Debt due to related parties
On June 24, 2016, the Company issued $10.0 million of its 18% subordinated unsecured notes due 2021 to certain of its stockholders to finance a portion of the Lake States Lumber, Inc. acquisition. The interest is paid in-kind and compounds quarterly, with a commencement date of September 30, 2016. As of December 31, 2017 and December 31, 2016, the note balances totaled $13.1 million and $11.0 million, respectively, due to unpaid interest being added to note principal. The notes are subordinate to and junior in right of payment to outstanding borrowings under the Revolving Credit Agreement. Subject to the subordination requirements, mandatory prepayments of the notes are required upon the occurrence of the sale, transfer, conveyance, or other disposal of all or substantially all of the Company’s assets, property, or business, or upon a consolidation or merger which would result in the Company possessing less than 50% of the voting power of the surviving entity immediately after the transaction. Such an event occurred on April 13, 2018, as described in Note 13, and this debt was subsequently paid in full.

Leasing transactions with related parties
The company has entered into leases of property with certain of its officers, details of which are summarized, below:

Location	Lease termination date (1)	Monthly base rent	Annual base rent
		(In thousands)
Six distribution facilities, various locations	5/19/2020	$184	$2,208
Distribution facility, Springfield, MO	5/16/2023	17	204
		$201	$2,412
(1) The lease termination date includes any option periods which have been exercised.
13. Subsequent Events
The Company has evaluated all events or transactions that occurred after the balance sheet date of December 31, 2017 through May 30, 2018, the date the consolidated financial statements were available to be issued.
On March 9, 2018, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with BlueLinx Holdings Inc. (“BlueLinx,” NYSE: BXC), pursuant to which we agreed to be acquired by BlueLinx in a merger transaction with one of its wholly-owned subsidiaries. The merger was consummated on April 13, 2018, and the Credit Agreement was simultaneously terminated on that date.
The Merger Agreement provided for an aggregate purchase price of $413.0 million on a debt-free, cash-free basis (the “Merger Consideration”). The Merger Consideration consisted of approximately $345.0 million in cash for payments to the lenders (including the line-of-credit and related party lenders) and equity holders (as below) of Cedar Creek, and approximately $68.0 million as the agreed-upon value of capital leases.
Payments to equity holders were as follows:

Payment to equity holders, categorized by class of equity
(In thousands)
Common stock	$76,771
Series A Preferred Stock	65,363
Series B Preferred Stock	14,603
Performance shares	1,715
Phantom equity shares	2,867
Stock options	1,227
Total	$162,546
Payments to lenders were as follows:

Payment to lenders, categorized by class of debt
(In thousands)
Credit agreement	$174,516
Subordinated unsecured notes (due to related parties)	13,743
Total	$188,259